Exhibit 10.1

January 29, 2025

Lourie Zak

[***]

Re:	Separation Agreement

Dear Lourie:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Genelux Corporation (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your employment termination date will be January 29, 2025 (the “Separation Date”). You hereby also resign from any other office or position you hold with the Company, effective as of the Separation Date. You understand and agree that you are not authorized to hold yourself out as being employed or affiliated with the Company in any way following the Separation Date.

2. Final Payment. On the Separation Date, the Company will pay you all compensation earned through the Separation Date, subject to standard payroll deductions and withholdings. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date at your own expense. You are entitled to these payments and benefits regardless of whether or not you sign this Agreement.

3. Severance Benefits. Although the Company has no obligation to do so, if you: (i) sign and return this Agreement to the Company on or within twenty-one (21) calendar days after the Separation Date; (ii) allow the releases contained herein to become effective; (iii) remain available after your Separation Date to answer any questions from the Company regarding your previous job duties; and (iv) comply with all of your legal and contractual obligations to the Company, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Advisor Relationship. You will serve as an advisor to the Company beginning on the Separation Date and ending on August 29, 2025 (the “Advisory Period”), unless terminated earlier as set forth below. As an advisor, you will consult with and advise the Company from time to time on matters relating to the Company’s business within your areas of expertise, as reasonably requested by the Company (the “Advisory Services”). You agree to be available to perform the Advisory Services on an as-needed basis and as agreed by you and the Company. You will conduct the Advisory Services at your home office and will not be required to report to a Company office. You agree and understand that you will not receive any additional compensation for the Advisory Services. You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Advisory Services. Your continued receipt of the Severance Benefits is conditioned on your satisfactory completion of the Advisory Services, as determined by the Company in its sole discretion. You agree that during the Advisory Period, you will be an independent contractor to the Company and not an employee of the Company, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will have no authority to bind or act on behalf of the Company. You agree not to engage in any conduct during the Advisory Period that is detrimental to the interests of the Company. Either you or the Company may terminate the Advisory Period, at any time and for any reason, upon thirty (30) days’ written notice to the other party; provided, however, that the Company may terminate the Advisory Period immediately if you materially breach this Agreement or any of your legal or contractual obligations to the Company.

(b) Severance Payment. The Company shall pay you, as severance, the equivalent of six months (the “Severance Period”) of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in equal installments on the Company’s regular payroll, beginning on the first administratively-practical payroll date following the Effective Date and continuing until the Company’s regular payroll date falling on or about August 29, 2025.

(c) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA, the Company will pay for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

(c) Bonus. Notwithstanding anything to the contrary in your August 25, 2023, Offer Letter Agreement (“Offer Letter”), you will remain eligible to receive any Annual Bonus (as defined in the Offer Letter) as may be awarded by the Company for calendar year 2024 (the “Bonus Severance”). The Bonus Severance will be paid to you in the same form and at the same time as bonuses are paid to other similarly-situated employees, subject to all applicable deductions and withholdings.

(d) Equity. You were previously granted the following equity awards, among others: (i) an option to purchase 150,000 shares of the Company’s common stock, pursuant to the Company’s 2023 Inducement Plan (as amended from time to time, the “Inducement Plan”); (ii) an option to purchase 56,525 shares of the Company’s common stock pursuant to the Company’s 2022 Equity Incentive Plan, as amended from time to time (the “Plan”); (iii) and an award of 41,650 Restricted Share Units pursuant to the Plan (each an “Award” and collectively, the “Awards”). Your separation of employment and engagement as an advisor during the Advisory Period shall not constitute a break in your Continuous Service (as defined in the Plan) to the Company, such that the Awards shall continue to vest during the Advisory Period. As an additional Severance Benefit, and subject to the approval of the Board of Directors of the Company (the “Board”), the vested portion of each Award that is a stock option shall remain exercisable until the earlier of (i) the date that is twelve (12) months after the last day of the Advisory Period and (ii) the original expiration date of the applicable Award, subject to the right of the Board to take any action with respect to each such Award that is permitted under the terms of the Plan or Inducement Plan, as applicable. The Awards (and any other equity awards you have received from the Company) shall continue to be governed by the terms of the applicable grant notices, award agreements, and the Plan or Inducement Plan, as applicable.

4. No Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration, or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You acknowledge and agree that the Severance Benefits set forth in this Agreement are provided in full satisfaction of the Company’s obligation to provide you with any severance or other termination benefits, including as set forth in your Offer Letter, and that you will receive no other such benefits.

5. Expense Reimbursements. You agree that, within thirty (30) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Return Of Company Property. On or within five (5) business days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. You also agree that within five (5) business days after the Separation Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed or affiliated with the Company. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.

7. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” section below or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.

8. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

9. Release of Claims

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its past, present, and future affiliated, related, parent and subsidiary entities, and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights to the vested portion of each Award and other vested employee benefits (such as a 401k) and rights to receive the Severance Benefits under the terms set forth in this Agreement; and (iv) any claims for breach of this Agreement.

(d) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

(e) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, and changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

10. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

11. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

12. Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit A, which is incorporated herein by reference, and agree to abide by those continuing obligations, including during the Advisory Period and thereafter.

13. Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Released Parties in any manner likely to be harmful to its or their business, business reputation, or personal reputation and the Company agrees to direct its current directors and officers not to disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that any person may respond accurately and fully to any request for information if required by legal process, or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you or any other person from making disclosures protected under whistleblower provisions of federal or state law or from exercising their rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. You agree to direct all reference and employment verification requests to the Company’s Chief Executive Officer, who shall provide only your dates of employment and last position held and inform the inquiring party it is Company policy to provide only this information.

14. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

15. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

16. Miscellaneous. This Agreement, including its exhibit, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

[Signature Page to Follow]

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Genelux Corporation

By:	/s/ Thomas Zindrick, J.D.
Thomas Zindrick, J.D.
President and Chief Executive Officer

Exhibit A – Employee Confidential Information and Invention Assignment Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ Lourie Zak
Lourie Zak

February 1, 2025
Date

Exhibit A

Employee Confidential Information and Invention Assignment Agreement